Exhibit 99.1

Mersana Therapeutics Announces Third Quarter 2020 Financial Results and Provides Business Update

-      Presented additional data from XMT-1536 Phase 1 study at ESMO demonstrating compelling and consistent activity and tolerability profile in ovarian cancer

-      Received FDA Fast Track Designation for XMT-1536 for patients with heavily-pretreated ovarian cancer

-      Ended Q3 2020 with $271 million in cash

CAMBRIDGE, Mass., November 9, 2020 -- Mersana Therapeutics, Inc. (NASDAQ:MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today reported financial results and provided a business update for the third quarter ended September 30, 2020.

“During the quarter, we presented an update from the ovarian cancer cohort of the XMT-1536 Phase 1 study at ESMO, which showed continued significant anti-tumor activity in very late-stage ovarian cancer patients with response rates far exceeding standard of care and a differentiated tolerability profile. We are very encouraged by the potential of this promising therapy for people with ovarian cancer, and we look forward to providing an additional update on this program at an Analyst and Investor day around year-end,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “We’ve also made great progress in advancing a deep pipeline of therapies derived from our multiple innovative ADC platforms. XMT-1592, a Dolasynthen ADC targeting NaPi2b, is actively enrolling patients in a Phase 1 dose escalation study. We’ve continued to advance our B7-H4 and first Immunosynthen STING-agonist ADC development candidates and look forward to sharing the data sets supporting the clinical development of these promising molecules.”

Recent Highlights and Updates

Clinical Programs

•	Reported positive incremental interim data from the ovarian cancer cohort of the XMT-1536 Phase 1 expansion study at the European Society of Medical Oncology (ESMO) Virtual Congress. These data showed a safety profile consistent with previously reported expansion data without severe neutropenia, peripheral neuropathy, or ocular toxicities; continued promising antitumor activity in ovarian cancer with 2/29 (7%) who achieved confirmed complete responses (CRs) and 8/29 (28%) who achieved confirmed partial responses (PRs) for an objective response rate (ORR) of 34%; and continued support for a NaPi2b biomarker-based patient selection strategy based on depth, time on study and quality of response. The Company has exceeded its recruitment goal of 40-45 patients in the ovarian cancer cohort of the XMT-1536 Phase 1 expansion study and will continue to enroll patients throughout the remainder of 2020.

•	XMT-1536 granted Fast Track Designation underscoring the high unmet medical need in ovarian cancer. In August 2020, the U.S. Food and Drug Administration (FDA) granted Fast Track Designation for XMT-1536 for the treatment of patients with platinum-resistant high-grade serous ovarian cancer who have received up to three prior lines of systemic therapy or patients who have received four prior lines of systemic therapy regardless of platinum status.

•	Mersana plans to host a virtual Analyst and Investor Day event to provide an update on the ovarian cancer cohort of the XMT-1536 Phase 1 expansion study and the path forward in ovarian cancer around year end. The Company anticipates that the year-end disclosure will include efficacy data from approximately 40-45 RECIST evaluable patients, safety data from approximately 65-70 patients, and approximately three months of patient follow up since the last data cutoff date of August 18, 2020. In addition, the Company will review its plans for the registration-enabling study and outline its lifecycle management strategy for XMT-1536.

•	New international sites added to support enrollment of the NSCLC adenocarcinoma patient cohort of the XMT-1536 Phase 1 expansion study. In the third quarter of 2020 the Company saw an increase in enrollment in the lung cancer cohort in parallel with the recent opening of international sites that had been delayed because of COVID-19. The Company will continue to recruit the expansion cohort and expects to discuss its data disclosure plans for the NSCLC adenocarcinoma patient cohort in early January 2021.

•	Phase 1 dose escalation study of XMT-1592, a Dolasynthen ADC targeting NaPi2b, proceeding to higher dose levels. XMT-1592 is the Company’s first clinical candidate created using its new Dolasynthen ADC platform. In preclinical studies, XMT-1592 showed four times greater efficacy in a patient-derived lung tumor model in comparison to XMT-1536, the Company’s Dolaflexin ADC that has already shown success when targeted to NaPi2b in the clinic. The Company continues to dose escalate and expects to discuss its data disclosure plans for XMT-1592 in early January 2021.

Discovery & Platform Progress

•	Mersana to present preclinical data supporting its first Immunosynthen development candidate in November 2020. Immunosynthen, the Company’s novel STING-agonist ADC platform, has generated preclinical data across multiple targets and models showing complete regression of tumors in vivo after a single, well-tolerated dose, consistent with increased cytokine expression and immune cell infiltration within the tumor, and immune memory. The Company plans to present additional preclinical mechanistic data supporting the targeted dual activation of the STING pathway in tumor cells and tumor-resident immune cells at the Society for Immunotherapy of Cancer (SITC) virtual meeting in November. In addition, the Company will host a webinar on November 16, 2020 where it plans to review the therapeutic rationale for the development of STING-agonist ADCs including preclinical mechanistic data showing STING activation in both tumor cells and tumor-resident immune cells, the development and optimization of the Immunosynthen platform, and preclinical data supporting the Company’s Immunosynthen ADC pipeline as well as the Investigational New Drug timeline for the Company’s first development candidate.

•	Mersana on track disclose its first-in-class ADC targeting B7-H4 development candidate and supporting data around year end. B7-H4 is expressed on both tumor cells and immunosuppressive tumor-associated macrophages (TAMs). This provides the potential for both a direct, cytotoxic antitumor effect as well as for additional payload delivery to the tumor microenvironment that can further contribute to immunogenic cell death, dendritic cell activation, and stimulation of an immune response consistent with the features of the Company’s unique DolaLock payload. IND-enabling studies are ongoing, and the Company plans to disclose its development candidate and supporting data at a virtual Analyst and Investor Day around year end.

Corporate

•	New addition to Executive Management Team. In August 2020, the Company announced the appointment of Chuck Miller as Senior Vice President of Regulatory Affairs. Mr. Miller was most recently Vice President of Regulatory Strategy and Labeling at TESARO, Inc before its acquisition by GSK. Prior to that, he worked as Executive Director of Regulatory Affairs at Cubist, before its acquisition by Merck.

•	Refinancing of SVB Debt Agreement. In August 2020, the Company entered into a second amendment of its debt agreement with Silicon Valley Bank. The amendment provides for an increased commitment amount and an extension of the interest-only payment period into 2022. The Company is no longer required to maintain a minimum liquidity ratio.

Upcoming Events

•	Mersana will give a corporate presentation at the 29th Annual Credit Suisse Virtual Healthcare Conference scheduled for Thursday, November 11, 2020 at 11:00 a.m. ET.

•	Mersana will present preclinical data from its novel Immunosynthen STING-agonist ADC platform at the 35th Annual Meeting of the Society for Immunotherapy of Cancer (SITC) as an on-demand poster display available from November 11 – 14, 2020.

•	Mersana will host an Immunosynthen STING-Agonist ADC Platform webinar on Monday, November 16, 2020 at 8:00 a.m. ET.

Third Quarter 2020 Financial Results

Cash and cash equivalents as of September 30, 2020, were $270.9 million, compared to $99.8 million in cash, cash equivalents and marketable securities as of December 31, 2019. Net cash used in operating activities in the third quarter of 2020 was $20.2 million.

The Company expects that its cash and cash equivalents will enable it to fund its current operating plan commitments for more than two years. In addition, the Company has the option to draw additional funds through the debt financing agreement with Silicon Valley Bank.

•	Collaboration revenue for the third quarter of 2020 was immaterial, compared to $0.8 million for the same period in 2019. The decrease in collaboration revenue was primarily a result of the completion of research services associated with a target included in the Merck KGaA agreement in the third quarter of 2019.

•	Research and development expenses for the third quarter of 2020 were approximately $16.5 million, compared to $13.7 million for the same period in 2019. The difference was primarily due to an increase in manufacturing activities for XMT-1536 and our discovery stage programs, an increase in XMT-1536 and XMT-1592 clinical expenses, increased headcount and an increased valuation of stock-based awards, an increase in consulting and professional fees and advancement of companion diagnostics development efforts for the NaPi2b biomarker. The increase was partially offset by a decrease in preclinical development and manufacturing expenses for XMT-1592 and discontinuation of XMT-1522.

•	General and administrative expenses for the third quarter of 2020 were approximately $5.9 million, compared to $4.4 million during the same period in 2019 primarily due to an increase in consulting and professional fees, an increase in valuation of stock-based awards, and an increase in facility-related costs as a result of the extension of the Company’s lease in March 2020.

•	Net loss for the third quarter of 2020 was $22.5 million, or $0.33 per share, compared to a net loss of $16.8 million, or $0.35 per share, for the same period in 2019. Weighted average common shares outstanding for the quarters ended September 30, 2020 and September 30, 2019, were 68,419,192 and 47,833,607, respectively.

Conference Call Details

Mersana Therapeutics will host a conference call and webcast today at 8:00 a.m. ET to report financial results for the third quarter of 2020 and provide certain business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 7953159. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, XMT-1536, is in the expansion portion of a Phase 1 proof-of-concept clinical study in patients with ovarian cancer and NSCLC adenocarcinoma. XMT-1592, Mersana’s second ADC product candidate targeting NaPi2b-expressing tumors, was created using Mersana’s customizable and homogeneous Dolasynthen platform and is in the dose escalation portion of a Phase 1 proof-of-concept clinical study. The Company’s early stage programs include a B7-H4 targeting ADC, as well as a STING-agonist ADC developed using the Company’s Immunosynthen platform. In addition, multiple partners are using Mersana’s Dolaflexin platform to advance their ADC pipelines.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws. These forward-looking statements are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s business strategy and the design, progression and timing of its clinical trials. Forward-looking statements generally can be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “on track,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “target,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. The Company’s operations involve risks and uncertainties, many of which are outside its control, and any one of which, or combination of which, could materially affect its results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that may materially affect the Company’s results of operations and whether these forward-looking statements prove to be correct include, among other things, that preclinical testing may not be predictive of the results or success of ongoing or later preclinical or clinical trials, that the development and testing of the Company’s product candidates and new platforms will take longer and/or cost more than planned, and that the identification of new product candidates will take longer than planned, as well as those listed in the Company’s Annual Report on Form 10-K filed on February 28, 2020, with the Securities and Exchange Commission (“SEC”), the Company’s Quarterly Report on Form 10-Q filed on May 8, 2020, with the SEC and subsequent SEC filings. In addition, while we expect that the COVID-19 pandemic might adversely affect the Company’s preclinical and clinical development efforts, business operations and financial results, the extent of the impact on the Company’s operations and the value of and market for the Company’s common stock will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, physical distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$270,936	$99,790
Working capital (1)	253,864	77,256
Total assets	290,128	107,541
Total stockholders' equity	253,308	78,318

(1) The Company defines working capital as current assets less current liabilities. See the Company's condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
Collaboration revenue	$11	$844	$817	$42,081
Operating expenses:
Research and development	16,546	13,701	44,179	42,610
General and administrative	5,881	4,436	15,988	13,072
Total operating expenses	22,427	18,137	60,167	55,682
Other income (expense), net	(73)	501	147	1,639
Net loss	$(22,489)	$(16,792)	$(59,203)	$(11,962)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(2)	17	(25)	36
Comprehensive loss	$(22,491)	$(16,775)	$(59,228)	$(11,926)
Net loss per share attributable to common stockholders — basic and diluted	$(22,489)	$(16,792)	$(59,203)	$(11,962)
Net loss per share attributable to common stockholders — basic and diluted	$(0.33)	$(0.35)	$(1.00)	$(0.28)
Weighted-average number of common shares used in net loss per share attributable to common stockholders — basic and diluted	68,419,192	47,833,607	59,086,202	42,011,340

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Contact:

Investor & Media Contact
Sarah Carmody, 617-844-8577

scarmody@mersana.com